 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ELECTROCORE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and

In accordance with Rule 14a-6(d) under Regulation 14A, please be advised that electroCore, Inc. intends to make available copies of this Proxy Statement to security holders on or about December 23, 2022.

 ELECTROCORE, INC.
200 Forge Way, Suite 205
Rockaway, NJ 07866
(973) 290-0097
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on February 13, 2023

To the Stockholders of electroCore, Inc.:

Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of electroCore, Inc., will be held virtually via the Internet at www.virtualshareholdermeeting.com/ECOR2023SM on February 13, 2023 at 9:00 a.m., Eastern Time. At the Special Meeting, stockholders will consider and vote on a proposal to authorize the Board of Directors (the “Board”), in its discretion but prior to the one-year anniversary of the date on which the proposal is approved by the Company’s stockholders at the Special Meeting, to amend our restated certificate of incorporation to effect a reverse stock split of all of the outstanding shares of our Common Stock, par value $0.001 per share (“Common Stock”), at a ratio in the range of 1-for-5 to 1-for-50, with such ratio to be determined by the Board (the “Reverse Stock Split Proposal” or “Proposal 1”).

On December 7, 2022, we announced an issuance of Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), with multiple votes per share, to be distributed to Company stockholders on December 19, 2022, with the intent of increasing the likelihood of receiving sufficient votes at the Special Meeting to approve the Reverse Stock Split Proposal. Please note that the voting rights of holders of this Series A Preferred Stock are limited to a vote on the Reverse Stock Split Proposal, and unless otherwise provided on any applicable proxy or ballot, their votes will be cast in direct proportion to the final votes cast by such holders of their Common Stock. As described in the accompanying proxy statement, the Series A Preferred Stock will generally amplify the voting power of the Common Stock voted in favor of the Reverse Stock Split Proposal.

The Reverse Stock Split Proposal was approved by the Board, and in order to be approved by the stockholders requires the affirmative vote of a majority of the combined voting power of the issued and outstanding shares of our Common Stock and Series A Preferred Stock, voting together as a single class, present in person (which would include voting online at the virtual Special Meeting) or represented by proxy at the Special Meeting, and entitled to vote at the Special Meeting on the Reverse Stock Split Proposal.

Stockholders are referred to the proxy statement for more detailed information with respect to the matters to be considered at the Special Meeting. After careful consideration, the Board recommends a vote “FOR” the Reverse Stock Split Proposal.

As noted above, our Special Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively via the Internet as a virtual web conference. There will not be a physical meeting location, and stockholders will not be able to attend the Special Meeting in person. This means you can attend the Special Meeting online and can vote your shares electronically during the Special Meeting online by accessing www.virtualshareholdermeeting.com/ECOR2023SM shortly prior to the scheduled start of the meeting and entering the 16-digit control number found on the proxy card, voting instruction form or notice of availability of proxy materials. We believe that hosting a “virtual meeting” can enable greater stockholder attendance and participation from any location around the world.

The Board has fixed the close of business on December 19, 2022 as the record date for determining the stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. Only the stockholders of record of our Common Stock and our Series A Preferred Stock are entitled to receive notice of, and to vote at, the Special Meeting or any adjournments thereof. As a result of the dividend of the shares of Series A Preferred Stock distributed on December 19, 2022, each holder of shares of our Common Stock as of the dividend record date also holds a number of one one-thousandths of a share of our Series A Preferred Stock equal to the whole number of shares of Common Stock held by such holder. Because any one one-thousandths of a share of Series A Preferred Stock that are not present in person or by proxy at the Special Meeting as of immediately prior to the opening of the polls at the Special Meeting will be automatically redeemed, if you fail to submit a proxy to vote your shares or attend the Special Meeting in order to do so, your shares of Series A Preferred Stock will be redeemed immediately prior to the opening of the polls at the Special Meeting and will not be entitled to vote at the Special Meeting. The opening of the polls will occur at approximately 9:05 a.m. on February 13, 2023.

Accordingly, we urge you to review the accompanying material carefully and to promptly return the enclosed proxy card or voting instruction. On the following pages, we provide answers to frequently asked questions about the Special Meeting.

A complete list of registered stockholders entitled to vote at the Special Meeting will be available for inspection by stockholders at the principal executive offices of the Company during regular business hours for the 10 calendar days prior to and during the Special Meeting, and online during the Special Meeting.

We are using the “Notice and Access” method of providing proxy materials to you via the internet. We believe that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about January 4, 2023, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and vote electronically via the internet or by telephone. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT.

We encourage all stockholders to attend the virtual Special Meeting. However, whether or not you plan to attend the virtual Special Meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. Please review the instructions of each of your voting options described in the proxy statement.

If your shares are registered in your name, even if you plan to attend the Special Meeting online, we request that you vote by telephone, over the Internet, or complete, sign and mail your proxy card to ensure that your shares will be represented at the Special Meeting.

If your shares are held in the name of a broker, trust, bank or other nominee, and you receive notice of the Special Meeting through your broker or through another intermediary, please vote or complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary or contact your broker directly in order to obtain a proxy issued to you by your nominee holder to attend the Special Meeting and vote online. Failure to do so may result in your shares not being eligible to be voted by proxy at the Special Meeting.

Thank you for your ongoing support and continued interest in electroCore.

By Order of the Board of Directors,

Peter Cuneo

Chairman of the Board of Directors
Rockaway, New Jersey

December [●], 2022

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on February 13, 2023. The Notice of Special Meeting and proxy statement are also available at www.proxyvote.com.

TABLE OF CONTENTS

Page

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	2
PROPOSAL 1: THE REVERSE STOCK SPLIT PROPOSAL	11
Reasons for the Reverse Stock Split Proposal	11
Potential Effects of the Amendment	12
Principal Reasons for the Reverse Stock Split	12
Certain Risks Associated with a Reverse Stock Split	13
Impact of a Reverse Stock Split If Implemented	13
Effects of the Reverse Stock Split	15
Effectiveness of the Reverse Stock Split	15
Effect on Par Value; Reduction in Stated Capital	16
Book-Entry Shares	16
No Appraisal Rights	16
Fractional Shares	16
Material U.S. Federal Income Tax Considerations Related to the Reverse Stock Split	16
Required Vote	18
Recommendation	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
OTHER MATTERS	21
NEXT YEAR’S ANNUAL MEETING	21
Stockholder Proposals for Inclusion in the Proxy Materials for the 2023 Annual Meeting of Stockholders	21
Stockholder Proposals for Consideration at the 2023 Annual Meeting of Stockholders, but not for Inclusion in the Proxy Materials	21
Director Nominations by a Stockholder without Soliciting Proxies for the 2023 Annual Meeting of Stockholders	21
Director Nominations by a Stockholder Intending to Solicit Proxies for the 2023 Annual Meeting of Stockholders	21
Householding of Proxy Materials	22
WHERE YOU CAN FIND ADDITIONAL INFORMATION	22
Annex A CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF ELECTROCORE, INC.	23

 ELECTROCORE, INC.
200 Forge Way, Suite 205
Rockaway, NJ 07866
(973) 290-0097
PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS
To Be Held on February 13, 2023
INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of electroCore, Inc. (the “Board”) for use at the special meeting of stockholders (the “Special Meeting”) to be held on February 13, 2023 at 9:00 a.m., Eastern Time, and at any adjournment thereof. The Special Meeting will be a virtual meeting held via the Internet atwww.virtualshareholdermeeting.com/ECOR2023SM. There will not be a physical meeting location, and stockholders will not be able to attend the Special Meeting in person other than via the Internet. As always, we encourage you to vote your shares prior to the Special Meeting regardless of whether you intend to attend.

Except where the context otherwise requires, references to “electroCore,” “the Company,” “we,” “us,” “our” and similar terms refer to electroCore, Inc. In addition, unless the context otherwise requires, references to “stockholders” are to the holders of our common stock, par value $0.001 per share (“Common Stock”) and our Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”). You can vote if you were a stockholder of record on December 19, 2022. The opening of the polls for the Special Meeting will occur at approximately 9:05 a.m. on February 13, 2023.

This proxy statement summarizes information about the proposal to be considered at the Special Meeting and other information you may find useful in determining how to vote. The proxy card is a means by which you actually authorize the proxies to vote your shares in accordance with your instructions. Pursuant to the “notice and access” rules adopted by the Securities Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials over the internet. Accordingly, we sent the notice to all of our stockholders as of the record date. The notice includes instructions on how to access our proxy materials over the internet and how to request a printed copy of these materials. In addition, by following the instructions in the notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

***

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on February 13, 2023: the Notice of Special Meeting and proxy statement are also available at www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q.	What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using the methods discussed below, you will be appointing Daniel Goldberger, Chief Executive Officer and member of the Board of Directors, and Brian Posner, Chief Financial Officer, as your proxy. The proxy agent will vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Special Meeting, please vote by proxy so that your shares may be voted.

Q.	What is a proxy statement?

A proxy statement is a document that regulations of the SEC require that we give to you when we ask you to sign a proxy card to vote your stock at the Special Meeting.

Q.	Why did I receive these proxy materials?

Our Board has made these materials available to you in connection with the solicitation of proxies for use at the Special Meeting to be held virtually on February 13, 2023 at 9:00 a.m., Eastern Time. As a holder of Common Stock or Series A Preferred Stock as of the record date of December 19, 2022, you are invited to attend the Special Meeting and are requested to vote on the business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules and which is designed to assist you in voting your shares.

Q.	What is the purpose of the Special Meeting?

At the Special Meeting, stockholders will be asked to consider and vote on the following matter:

To approve the proposal to authorize the Board, in its discretion but prior to the one-year anniversary of the date on which the reverse stock split is approved by the Company’s stockholders at the Special Meeting, to amend our restated certificate of incorporation to effect a reverse stock split of all of the outstanding shares of our Common Stock, at a ratio in the range of 1-for-5 to 1-for-50, with such ratio to be determined by the Board (the “Reverse Stock Split Proposal” or “Proposal 1”).

Other than Proposal 1, no other proposals are expected to be presented for a vote at the Special Meeting.

Q.	Why is the Company seeking authority to effect a reverse stock split?

Our Board has adopted a resolution declaring advisable, and recommending to our stockholders for their approval, an amendment to our restated certificate of incorporation (the “Reverse Stock Split Amendment”) authorizing a reverse stock split of the outstanding shares of our Common Stock at a ratio in the range of 1-for-5 to 1-for-50, with such ratio to be determined by the Board (the “Reverse Stock Split”), and granting the Board the discretion to file a certificate of amendment to our restated certificate of incorporation with the Secretary of State of the State of Delaware effecting the Reverse Stock Split prior to the one-year anniversary of the date on which the Reverse Stock Split is approved by the Company’s stockholders at the Special Meeting or to abandon the Reverse Stock Split altogether. The primary goal of implementing the Reverse Stock Split would be to increase the per share market price of our Common Stock, including potentially to meet the minimum per share bid price requirement for continued listing on the Nasdaq Capital Market (“Nasdaq”). If our stockholders fail to approve the proposal relating to the Reverse Stock Split, our Board will not have the authority to effect the Reverse Stock Split, which could, among other risks, potentially expose us to delisting from Nasdaq.

The form of the proposed Reverse Stock Split Amendment is attached to this proxy statement as Annex A. The Reverse Stock Split Amendment will implement the Reverse Stock Split by reducing the number of outstanding shares of Common Stock as compared to the number of outstanding shares immediately prior to the effectiveness of the Reverse Stock Split, but will not increase the par value of Common Stock, and will not change the number of authorized shares of our capital stock. Stockholders are urged to carefully read Annex A. If implemented, the number of shares of our Common Stock owned by each of our stockholders will be reduced by the same proportion as the reduction in the total number of shares of our Common Stock outstanding, so that the percentage of our outstanding Common Stock owned by each of our stockholders will remain approximately the same, except to the extent that the Reverse Stock Split could result in some or all of our stockholders receiving cash in lieu of any resulting fractional shares.

Q.	Why is the Special Meeting a virtual, online meeting?

The Special Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. There will not be a physical meeting location. We believe that hosting a virtual meeting can facilitate stockholder attendance and participation at the Special Meeting by enabling stockholders to participate remotely from any location around the world. Our virtual meeting will be governed by our Rules of Conduct and Procedures which will be posted at www.virtualshareholdermeeting.com in advance of the meeting and will available during the online meeting at www.virtualshareholdermeeting.com/ECOR2023SM.

Q.	How do I virtually attend the Special Meeting?

We will host the Special Meeting live online. The webcast of the Special Meeting is expected to start at 9:00 a.m., Eastern Time, on February 13, 2023. Online access to the webcast will open 15 minutes prior to the start of the Special Meeting to allow time for you to log-in and test your device’s audio system. To be admitted to the virtual Special Meeting, you will need to log-in at www.virtualshareholdermeeting.com/ECOR2023SM using the 16-digit control number on the proxy card, voting instruction form or notice of availability of proxy materials.

Beginning 15 minutes prior to, and during, the Special Meeting, we will have technicians standing by and ready to assist you with any technical difficulties you may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the virtual meeting, please call the technical support team at the phone number available on www.virtualshareholdermeeting.com/ECOR2023SM. The opening of the polls will occur at approximately 9:05 a.m. on February 13, 2023.

Q.	Who is entitled to vote at the Special Meeting, and how many votes do they have?

Stockholders of record, including holders of our Common Stock and holders of our Series A Preferred Stock, at the close of business on December 19, 2022 (the “Record Date”) may vote at the Special Meeting. Notwithstanding the foregoing, holders of outstanding shares of Series A Preferred Stock will only be entitled to vote such shares on the Reverse Stock Split Proposal to the extent that such shares have not be automatically redeemed in the Initial Redemption (defined below). There were [71,173,237] shares of Common Stock, [71,173.237] shares of Series A Preferred Stock, and no shares of any other series of preferred stock, respectively, outstanding on the Record Date. A complete list of registered stockholders entitled to vote at the Special Meeting will be available for inspection at the principal executive offices of the Company during regular business hours for the 10 calendar days prior to the Special Meeting. The list will also be available online during the Special Meeting.

Pursuant to the rights of our stockholders contained in our charter, each share of our Common Stock is entitled to one vote on all matters listed in this proxy statement. As previously announced on December 7, 2022, the Board declared a dividend of one one-thousandth (1/1,000th) of a share of Series A Preferred Stock for each outstanding share of Common Stock to stockholders of record of Common Stock as of 5:00 p.m. Eastern Time on December 19, 2022. The holders of Series A Preferred Stock have 1,000,000 votes per whole share of Series A Preferred Stock (i.e., 1,000 votes per one one-thousandth of a share of Series A Preferred Stock) and are entitled to vote with the Common Stock, together as a single class, on the Reverse Stock Split Proposal, but are not otherwise entitled to vote on the other proposals, if any, to be presented at the Special Meeting. Notwithstanding the foregoing, each share of Series A Preferred Stock redeemed pursuant to the Initial Redemption will have no voting power with respect to the Reverse Stock Split or any other matter. Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split, when a holder of Common Stock submits a vote on the Reverse Stock Split Proposal, the corresponding number of shares of Series A Preferred Stock (or fraction thereof) held by such holder will be automatically cast in the same manner as the vote of the share of Common Stock (or fraction thereof) in respect of which such share of Series A Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split or such other matter, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series A Preferred Stock (or fraction thereof) held by such holder. Holders of Series A Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series A Preferred Stock on the Reverse Stock Split or any other matter brought before the Special Meeting. For example, if a stockholder holds 10 shares of Common Stock (entitled to one vote per share) and votes in favor of the Reverse Stock Split Proposal, then 10,010 votes will be recorded in favor of the Reverse Stock Split Proposal, because the 10,000 votes associated with the stockholder’s fraction of a share of Series A Preferred Stock will automatically be voted in favor of the Reverse Stock Split Proposal alongside such stockholder’s 10 shares of Common Stock, unless otherwise provided on any applicable proxy for ballot with respect to voting on such proposals.

All outstanding shares of Series A Preferred Stock that are not present in person or by proxy at the Special Meeting as of immediately prior to the opening of the polls at the Special Meeting will be automatically redeemed (the “Initial Redemption”). Any outstanding shares of Series A Preferred Stock that have not been redeemed pursuant to the Initial Redemption will be redeemed in whole, but not in part, (i) if and when ordered by our Board or (ii) automatically upon the approval by the Company’s stockholders of the Reverse Stock Split at any meeting of the stockholders held for the purpose of voting on such proposal. If a stockholder submits a proxy to vote its shares of Common Stock and Series A Preferred Stock, and subsequently revokes such proxy, thereby not casting its vote prior to the opening of the polls at the Special Meeting, any shares of Series A Preferred Stock held by such holder shall be redeemed in the Initial Redemption.

Any holder of shares of Common Stock that held such shares as of the record date of December 19, 2022, received a dividend of one one-thousandth (1/1,000th) of a share of Series A Preferred Stock for each share of Common Stock held by such holder, and is entitled to the voting power attributable to both its shares of Common Stock and Series A Preferred Stock for purposes of the Special Meeting.

The Board determined that the issuance of the Series A Preferred Stock was desirable as the Company had difficulty obtaining the requisite vote of more than 50% of its total voting power on a proposal to effect a reverse split of the Common Stock at its 2022 Annual Meeting of stockholders held on December 2, 2022. The Board believes that the issuance of the Series A Preferred Stock may assist the Company in obtaining the legally required approval for the Reverse Stock Split Proposal under Delaware law and the Company’s organizational documents without disenfranchising voters. Voters would not be disenfranchised because all of the holders of Common Stock on the Series A Preferred Stock dividend record date will receive shares of Series A Preferred Stock (or proportionate fractions thereof), and all such holders of Common Stock and Series A Preferred Stock will be entitled to vote for or against the Reverse Stock Split Proposal.

Q.	What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are considered the stockholder of record with respect to those shares. The notice of the Special Meeting has been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” A notice or proxy statement and voting instruction card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions they included in the mailing or by following their instructions for voting by telephone or the Internet.

Q.	What is a broker non-vote?

Broker non-votes occur when shares are held indirectly through a broker, bank or other intermediary on behalf of a beneficial owner (referred to as held in “street name”) and the broker submits a proxy but does not vote for a matter because the broker has not received voting instructions from the beneficial owner and (i) the broker does not have discretionary voting authority on the matter or (ii) the broker chooses not to vote on a matter for which it has discretionary voting authority. Under the rules of the New York Stock Exchange (the “NYSE”) that govern how brokers may vote shares for which they have not received voting instructions from the beneficial owner, brokers are permitted to exercise discretionary voting authority only on “routine” matters when voting instructions have not been timely received from a beneficial owner. Proposal 1 is considered a “routine matter.” Therefore, if you do not provide voting instructions to your broker regarding Proposal 1, your broker will be permitted to exercise discretionary voting authority to vote your shares on Proposal 1.

Q.	If I am a beneficial owner of shares, can my brokerage firm vote my shares?

If you are a beneficial owner and do not vote via the Internet or telephone or by returning a signed voting instruction card to your broker, your shares may be voted only with respect to so-called “routine” matters where your broker has discretionary voting authority over your shares. Under the rules of the NYSE, Proposal 1 is considered a “routine” matter. Accordingly, brokers will have such discretionary authority to vote on Proposal 1, and may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to Proposal 1.

We encourage you to provide instructions to your brokerage firm via the Internet or telephone or by returning your signed voting instruction card. This ensures that your shares will be voted at the Special Meeting with respect to the proposal described in this proxy statement.

Q.	How do I vote?

If you are the “record holder” of your shares, meaning that your shares are registered in your name in the records of our transfer agent, Broadridge Financial Solutions, Inc., you may vote your shares during the Special Meeting or by proxy prior to the Special Meeting as follows:

1.

Over the Internet prior to the Special Meeting: To vote over the Internet prior to the Special Meeting, please go to the following website: www.virtualshareholdermeeting.com, and follow the instructions at that site for submitting your proxy electronically. If you vote over the Internet prior to the Special Meeting, you do not need to complete and mail your proxy card or vote your proxy by telephone. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on February 12, 2023, the day before the Special Meeting, for your proxy to be valid and your vote to count.

2.

By Telephone prior to the Special Meeting: To vote by telephone, please call 1-800-690-6903 in the United States, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the Internet. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on February 12, 2023, the day before the Special Meeting, for your proxy to be valid and your vote to count.

3.

By Mail prior to the Special Meeting: To vote by mail, you must mark, sign and date the proxy card and then mail the proxy card in accordance with the instructions on the proxy card. If you vote by mail, you do not need to vote your proxy over the Internet or by telephone. The proxy card must be received not later than February 12, 2023, the day before the Special Meeting, for your proxy to be valid and your vote to count. If you return your proxy card but do not specify how you want your shares voted on any particular matter, they will be voted in accordance with the recommendations of our Board.

4.

Over the Internet during the Special Meeting: If you attend the Special Meeting virtually, you may vote your outstanding shares online by following the instructions available at www.virtualshareholdermeeting.com/ECOR2023SM during the Special Meeting. You will need your 16-digit control number included on the proxy card or notice of availability of proxy materials. If you vote by proxy prior to the Special Meeting and also virtually attend the Special Meeting, there is no need to vote again at the Special Meeting unless you wish to change your vote.

If your shares are held in “street name,” meaning they are held for your account by an intermediary, such as a bank, broker or other nominee, then you are deemed to be the beneficial owner of your shares and the broker that actually holds the shares for you is the record holder and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the bank, broker or other nominee that holds your shares. In order to vote your shares, you will need to follow the instructions that your bank, broker or other nominee provides you. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the bank, broker or other nominee that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

Even if you plan to attend the Special Meeting online, we urge you to vote your shares by proxy in advance of the Special Meeting so that if you should become unable to attend the Special Meeting your shares will be voted as directed by you.

Q.	How will my proxy vote my shares?

If you are a stockholder of record, your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” Proposal 1.

We do not intend to bring any other matter for a vote at the Special Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Special Meeting.

If your shares are held in the name of a bank, broker or other nominee, you will receive separate voting instructions from your bank, broker or other nominee describing how to vote your shares. The availability of Internet voting will depend on the voting process of your bank, broker or other nominee. Please check with your bank, broker or other nominee and follow the voting instructions your bank, broker or other nominee provides.

As described above, under the rules of the NYSE, Proposal 1 is considered to be a “routine” matter. Accordingly, brokers will have such discretionary authority to vote on Proposal 1 and may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to Proposal 1.

Q.	Can I change my vote?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the vote is taken at the Special Meeting. To do so, you must do one of the following:

1.	Vote over the Internet or by telephone as instructed above under “Over the Internet Prior to the Special Meeting” or “By Telephone Prior to the Special Meeting.” Only your latest Internet or telephone vote is counted.

2.	Sign, date and return a new proxy card. Only your latest dated and timely received proxy card will be counted.

3.	Attend the Special Meeting virtually and vote online as instructed above under “Over the Internet during the Special Meeting.” Your virtual attendance at the Special Meeting, without voting online during the Special Meeting, will not revoke your proxy.

4.	Give our Corporate Secretary written notice before the Special Meeting that you want to revoke your proxy.

If your shares are held in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote online during the Special Meeting, which will have the effect of revoking any previously submitted voting instructions if you follow the procedures described under “How do I vote?” above.

Q.	How are abstentions and broker non-votes treated for purposes of the Special Meeting?

Abstentions are included in the determination of the number of shares present at the Special Meeting for determining a quorum at the meeting. An abstaining stockholder is considered “entitled to vote” at the Special Meeting but accordingly, an abstention will have the effect of a vote against Proposal 1. Broker non-votes will be included in the determination of the number of shares present at the Special Meeting for determining a quorum at the meeting. Because your broker will have discretionary voting authority with respect to Proposal 1, a broker non-vote would only arise in the event that your broker does not receive your voting instructions and chooses not to exercise its discretionary voting authority with respect to such matter. Broker non-votes, to the extent applicable, will have the effect of a vote against Proposal 1 because brokers will have discretionary voting authority with respect to Proposal 1 and a broker non-vote is not an “affirmative vote.”

If your shares are held in the name of a bank, broker or other nominee, you should check with your bank, broker or other nominee and follow the voting instructions provided. Attendance at the Special Meeting alone will not revoke your proxy.

Q.	Who counts the votes?

All votes will be tabulated by the inspector of election appointed for the Special Meeting.

Q.	How many shares must be represented to have a quorum and hold the Special Meeting?

The holders of one third of the voting power of the shares of the capital stock of the Company issued and outstanding and entitled to vote at the Special Meeting, present in person (which would include voting online at the virtual Special Meeting), present by means of remote communication, or represented by proxy, constitutes a quorum for the transaction of business at the Special Meeting. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy card by mail or that are represented virtually at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain. In addition, we will count as present shares held in “street name” by banks, brokers or other nominees who submit proxies indicating that they do not have authority to vote those shares. If a quorum is not present, we expect to adjourn the Special Meeting until we obtain a quorum.

Each holder of one share of Common Stock that holds one one-thousandth (1/1,000th) of a share Series A Preferred Stock that is not redeemed in the Initial Redemption will have 1,001 votes with respect to the establishment of a quorum and the matters to be voted upon at the Special Meeting. Each holder of one share of Common Stock that holds one one-thousandth (1/1,000th) of a share Series A Preferred Stock that is redeemed in the Initial Redemption will have one vote with respect to the establishment of a quorum and the matters to be voted upon at the Special Meeting.

Shares of Series A Preferred Stock that are automatically redeemed in the Initial Redemption will not be counted towards the presence of a quorum or as part of the issued and outstanding shares of capital stock of the Company entitled to vote at the Company’s Special Meeting for purposes of determining the presence of a quorum or approval of the Reverse Stock Split Proposal. For illustrative purposes only, if the Company had 1,000,000 shares of Common Stock outstanding as of the Special Meeting record date, each with one vote per share, and 1,000 shares of Series A Preferred Stock, each with 1,000,000 votes per share, the total number of votes attributable to the Company’s capital stock would be 1,001,000,000. In this scenario, 333,666,667 votes (including one-third (1/3) of the voting power represented by our Common Stock) would be required to establish a quorum at the Special Meeting, and 500,500,001 votes would be required to approve the Reverse Stock Split Proposal. Further, if 500 shares of Series A Preferred Stock are redeemed in the Initial Redemption, the total number of votes attributable to the Company’s capital stock for purposes of the Special Meeting would be 501,000,000. In such scenario, 167,000,000 votes (including one-third (1/3) of the voting power represented by our Common Stock) would be required to establish a quorum at the Special Meeting, and 250,500,001 votes would be required to approve the Reverse Stock Split Proposal.

Q.	What vote is required to approve Proposal 1 and how are votes counted?

Proposal 1 - The Reverse Stock Split Proposal

In order to be approved, Proposal 1 must receive the affirmative vote of a majority of the combined voting power of the issued and outstanding shares of our Common Stock and Series A Preferred Stock entitled to vote at the Special Meeting, voting together as a single class.

Please refer to the discussion above under “Who is entitled to vote at the Special Meeting, and how many votes do they have?” for a description of the Series A Preferred Stock that is entitled to be voted together with the Common Stock as a single class on the Reverse Stock Split Proposal. Shares of Series A Preferred Stock that are not present in person or by proxy as of immediately prior to the opening of the polls at the Special Meeting will be automatically redeemed in the Initial Redemption and, therefore, will not be outstanding or entitled to vote on the Reverse Stock Split Proposal and will be excluded from the calculation as to whether Proposal 1 passes at the Special Meeting. See also “How many shares must be represented to have a quorum and hold the Special Meeting?” for additional information relating to the quorum and required vote to approve the Reverse Stock Split Proposal at the Special Meeting.

Due to the voting power of the shares of Series A Preferred Stock that are not redeemed pursuant to the Initial Redemption on the Reverse Stock Split Proposal, the holders of Common Stock that submit a proxy to vote their shares at the Special Meeting or attend the Special Meeting will effectively have enhanced voting power on Proposal 1 over holders of Common Stock that are not represented in person or by proxy at the Special Meeting. This means that the Reverse Stock Split Proposal could be approved by the affirmative vote of the holders of less than a majority of the outstanding shares of our Common Stock.

The principal terms of the Reverse Stock Split Amendment have been approved by the Board and the Board urges you to vote in favor of the Reverse Stock Split Proposal.

Q.	What are the consequences if the Reverse Stock Split Proposal is not approved by stockholders?

If stockholders fail to approve the Reverse Stock Split Proposal our Board would not have the authority to effect the Reverse Stock Split to, among other things, potentially facilitate the continued listing of our Common Stock on Nasdaq by increasing the per share trading price of our Common Stock to help ensure a share price high enough to satisfy the $1.00 per share minimum bid price requirement of Nasdaq. Any inability of our Board to effect the Reverse Stock Split potentially could expose us to delisting from Nasdaq, if we continue to be listed on Nasdaq.

Q.	Will the Company change its name as a result of the Reverse Stock Split?

No. The Company will retain the name “electroCore, Inc.” and will remain incorporated under the laws of the State of Delaware.

Q.	Will the Reverse Stock Split change the business of the Company?

No. The Reverse Stock Split will not change the current business of the Company.

Q.	Will the Company have the same directors and executive officers that the Company currently has following the Reverse Stock Split?

Yes. The executive officers and members of the Board will not change as a result of the Reverse Stock Split.

Q.	Who is soliciting proxies, how are they being solicited, and who pays the cost?

Proxies are being solicited by the Board on behalf of the Company. In addition, we have engaged Kingsdale Advisors (“Kingsdale”), the proxy solicitation firm hired by the Company, at an approximate cost of $11,500, plus reimbursement expenses, to solicit proxies on behalf of our Board. Kingsdale may solicit the return of proxies, either by mail, telephone, telecopy, e-mail or through personal contact. The fees of Kingsdale as well as the reimbursement of expenses of Kingsdale will be borne by us. Our officers, directors, and employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. These officers and employees will not receive additional compensation but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries, in connection with shares of the Common Stock registered in their names, will be asked to forward solicitation material to the beneficial owners of shares of Common Stock. We will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials and collecting voting instructions.

Q.	How does the Board recommend that I vote on the Proposal?

Our Board recommends that you vote FOR the approval of the Reverse Stock Split.

Q.	Do I have any dissenters’ or appraisal rights or cumulative voting rights with respect to any of the matters to be voted on at the Special Meeting?

No. None of our stockholders have any dissenters’ or appraisal rights or cumulative voting rights with respect to the matter to be voted on at the Special Meeting.

Q.	Where can I find the voting results?

The Company expects to publish the voting results of the Special Meeting in a Current Report on Form 8-K, which it expects to file with the SEC within four business days following the date of the Special Meeting.

Q.	What are the costs of soliciting these proxies?

We will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile, and in person without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Q.	How many shares of Common Stock and Preferred Stock are outstanding?

As of December 19, 2022, there are [71,173,237] shares of Common Stock and [71,173.237] shares of Series A Preferred Stock outstanding. There are no shares of any other series of preferred stock currently outstanding.

MATTERS TO BE VOTED ON

PROPOSAL 1: THE REVERSE STOCK SPLIT PROPOSAL

Reasons for the Reverse Stock Split Proposal

The Board is recommending to the Company’s stockholders for their approval an amendment that would authorize, but not obligate the Board, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the outstanding and treasury shares of Common Stock at a ratio in the range of 1-for-5 to 1-for-50, which ratio would be subject to the Board’s discretion following stockholder approval. The Company believes that the availability of a range of reverse split ratios will provide the Company with the flexibility to implement the Reverse Stock Split, if effected at all, in a manner designed to maximize the anticipated benefits for the Company and its stockholders. The general description of the reverse split amendment set forth below is a summary only and is qualified in its entirety by and subject to the full text of the form of proposed amendment which is attached as Annex A hereto.

The Board’s primary objective in asking for authority to effect a reverse split is to increase the per-share trading price of our Common Stock. If our Board does not implement the Reverse Stock Split prior to the one-year anniversary of the date on which the Reverse Stock Split is approved by the Company’s stockholders at the Special Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate and the Reverse Stock Split Amendment will be abandoned.

As background, on June 22, 2022, we received approval (the “Approval”) from the Nasdaq Listing Qualifications Department of the Nasdaq Stock Market that our application to transfer the listing of our Common Stock from the Nasdaq Global Select Market to the Nasdaq Capital Market had been approved. The Common Stock was transferred to the Nasdaq Capital Market at the opening of business on June 23, 2022, where our Common Stock continues to trade under the symbol “ECOR.” The transfer to the Nasdaq Capital Market followed a letter from Nasdaq Stock Market that we received on December 20, 2021 indicating that we were not in compliance with Nasdaq Listing Rule 5450(a)(1) because the closing bid price per share for our common stock had closed below $1.00 for the previous 30 consecutive business days (the “Minimum Bid Price Requirement”). We were given until June 20, 2022, to regain compliance with the rule. As the price of Common Stock did not return to compliance, we filed an application to transfer the listing of our common stock from the Nasdaq Global Select Market to the Nasdaq Capital Market. As a result of the Approval, we were granted an additional 180-day grace period, or until December 19, 2022, to regain compliance with the Minimum Bid Price Requirement. To regain compliance with the Minimum Bid Price Requirement and qualify for continued listing on the Nasdaq Capital Market, the closing bid price per share of our common stock must be at least $1.00 for at least 10 consecutive business days on or prior to December 19, 2022. The Nasdaq Staff retains discretion to extend this 10-business day period to determine that the Company has demonstrated an ability to maintain long-term compliance. As a condition of the Approval imposed by Nasdaq Listing Rule 5810(c)(3)(a)(i), we notified the Nasdaq Stock Market that we intend to effect a reverse stock split, if necessary, to regain compliance with the Minimum Bid Price Requirement.

We sought stockholder approval of a proposal authorizing a reverse stock split at our 2022 Annual Meeting of stockholders held on December 2, 2022. At that meeting, 40.67% of the total number of shares outstanding at the record date were voted in favor of the proposal; however, 79.14% of the shares of Common Stock present in person or by proxy at such meeting voted in favor of the reverse split stock proposal. In light of that level of voting support, we are asking our stockholders to approve a reverse stock split at the Special Meeting scheduled to be heard on February 13, 2023.

Assuming the Company fails to regain compliance with the Minimum Bid Price Requirement during the additional compliance period ending December 19, 2022, it is expected that the Nasdaq Stock Market will notify the Company of its determination to delist the Company’s common stock, at which point the Company would have an opportunity to appeal the delisting determination to a Nasdaq Listing Qualifications Panel (the “Panel”), but there can be no assurance that (i) the Panel would grant the Company’s request for continued listing or (ii) the Company will not be delisted from Nasdaq before the stockholders have the opportunity at the Special Meeting to approve the Reverse Stock Split.

The Board believes that the failure of stockholders to approve the Reverse Stock Split Amendment could prevent the Company from complying with the Minimum Bid Price Requirement and could, among other risks, inhibit our ability to conduct capital raising activities. If the Nasdaq Stock Market delists the Common Stock, then the Common Stock would likely become traded on an over-the-counter market such as that maintained by OTC Markets Group Inc., which does not have the substantial corporate governance or quantitative listing requirements for continued trading that the Nasdaq Stock Market has. In that event, interest in Common Stock may decline and certain institutions may not have the ability to trade in the Common Stock, all of which could have a material adverse effect on the liquidity or trading volume of the Common Stock. If the Common Stock becomes significantly less liquid due to delisting from the Nasdaq Stock Market, the Company’s stockholders may not have the ability to liquidate their investments in the Common Stock as and when desired, and the Company believes its ability to maintain and obtain analyst coverage, attract investor interest, and have access to capital may become significantly diminished as a result.

Potential Effects of the Amendment

If the Board decides to implement the Reverse Stock Split Amendment, the Company would communicate to the public, additional details regarding the Reverse Stock Split Amendment (including the final reverse split ratio, as determined by the Board). By voting in favor of the Reverse Stock Split Amendment, you are also expressly authorizing the Board to determine not to proceed with, and to defer the timing of, or to abandon, the Reverse Stock Split Amendment, in the Board’s sole discretion. In determining whether to implement the Reverse Stock Split Amendment following receipt of stockholder approval of the Reverse Stock Split Amendment, and which reverse split ratio to implement, if any, the Board may consider, among other things, various factors, such as:

●	the Company’s ability to maintain its listing on Nasdaq;

●	the historical trading price and trading volume of the Common Stock;

●	the then-prevailing trading price and trading volume of the Common Stock and the expected impact of the reverse stock split on the trading market for the Common Stock in the short and long term;

●	which reverse split ratio would result in the greatest overall reduction in the Company’s administrative costs; and

●	prevailing general market and economic conditions.

Principal Reasons for the Reverse Stock Split

To increase the per share price of our Common Stock, to potentially maintain the Company’s Nasdaq Listing, and to potentially improve the liquidity of the Common Stock and assist in our capital-raising efforts. The primary objectives for effecting the Reverse Stock Split Amendment, should our Board of Directors choose to effect one, would be to increase the per share price of our Common Stock, whether to potentially regain compliance with the Nasdaq Minimum Bid Price or otherwise. Our Board of Directors believes that, should the appropriate circumstances arise, effecting the Reverse Stock Split Amendment, could, among other things, help us to appeal to a broader range of investors, generate greater investor interest in the Company, improve the perception of our Common Stock as an investment security and could assist in our capital-raising efforts by making our Common Stock more attractive to a broader range of investors.

A reverse stock split could allow a broader range of institutions to invest in the Common Stock (namely, funds that are prohibited from buying stocks whose price is below certain thresholds), potentially increasing trading volume and liquidity of the Common Stock and potentially decreasing the volatility of the Common Stock if institutions become long-term holders of the Common Stock. A reverse stock split could help increase analyst and broker interest in the Common Stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. Some investors, however, may view a reverse stock split negatively since it reduces the number of shares of Common Stock available in the public market. If the Reverse Stock Split Amendment is approved and the Board believes that effecting the Reverse Stock Split is in the best interests of the Company and its stockholders, the Board may effect the Reverse Stock Split, regardless of whether the Company’s stock is at risk of delisting from Nasdaq, trades on the OTC Market, or otherwise for purposes of increasing the per share trading price, enhancing the liquidity of the Common Stock, and to facilitate capital raising.

Certain Risks Associated with a Reverse Stock Split

Reducing the number of outstanding shares of the Common Stock through the Reverse Stock Split Amendment is intended, absent other factors, to increase the per share market price of the Common Stock. Other factors, however, such as the Company’s financial results, market conditions, the market perception of the Company’s business and other risks, including those set forth below and in the Company’s SEC filings and reports, including its Annual Report on Form 10-K for the year ended December 31, 2021, as amended, may adversely affect the market price of the Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the Common Stock will increase following the Reverse Stock Split or that the market price of the Common Stock will not decrease in the future.

The Reverse Stock Split May Not Result in a Sustained Increase in the Price of the Common Stock. The effect of the Reverse Stock Split upon the market price of the Common Stock cannot be predicted with any certainty and the Company cannot assure you that the Reverse Stock Split will result in a sustained increase in the price of the Common Stock for any meaningful period of time, or at all. The Board believes that the Reverse Stock Split has the potential to increase the market price of the Common Stock, and therefore may help to satisfy the Minimum Bid Price Requirement, if applicable. However, the long- and short-term effect of the Reverse Stock Split upon the market price of the Common Stock cannot be predicted with any certainty.

The Reverse Stock Split May Decrease the Liquidity of the Common Stock. The Board believes that the Reverse Stock Split may result in an increase in the market price of the Common Stock, which could lead to increased interest in the Common Stock and possibly promote greater liquidity for the Company’s stockholders. However, the Reverse Stock Split will also reduce the total number of outstanding shares of Common Stock, which may lead to reduced trading and a smaller number of market makers for the Common Stock. There also can be no assurance the Reverse Stock Split will enhance the Company’s ability to engage in capital raising activities.

The Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. If the Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of Common Stock. A purchase or sale of less than 100 shares of Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares of Common Stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their Common Stock.

The Reverse Stock Split May Lead to a Decrease in the Overall Market Capitalization of the Company. The Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in the overall market capitalization of the Company. If the per share market price of the Common Stock does not increase in proportion to the reverse split ratio, then the value of the Company, as measured by the market capitalization of the Company, will be reduced.

Impact of a Reverse Stock Split If Implemented

The Reverse Stock Split would affect all holders of Common Stock uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power. The other principal effects of the Reverse Stock Split Amendment will be that:

●	the number of issued and outstanding shares of Common Stock (and treasury shares, if any), will be reduced proportionately based on the final reverse split ratio, as determined by the Board;

●	based on the final reverse split ratio, the per share exercise price of all outstanding options and warrants will be increased proportionately and the number of shares of Common Stock issuable upon the exercise of all outstanding options and warrants will be reduced proportionately; and

●	the number of shares reserved for issuance pursuant to any outstanding equity awards and any maximum number of shares with respect to which equity awards may be granted will be reduced proportionately based on the final reverse split ratio.

The Board does not intend for a reverse stock split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act. The actual number of shares outstanding after giving effect to the Reverse Stock Split Proposal will depend on the reverse split ratio that is ultimately selected by the Board. The table below illustrates certain, but not all, possible reverse stock split ratios, together with the implied number of issued and outstanding shares of the Common Stock resulting from implementation of the Reverse Stock Split based on [71,173,237] shares of the Common Stock outstanding as of December 19, 2022. The reverse stock split will not affect the total number of authorized shares under our certificate of incorporation.

Example Ratios within Delegated Range of Ratios	Number of Authorized Shares of Common Stock	Implied Approximate Number of Issued and Outstanding Shares of Common Stock Following the Reverse Stock Split *
1-for-5	500,000,000	[14,234,647]
1-for-10	500,000,000	[7,117,323]
1-for-20	500,000,000	[3,558,661]
1-for-50	500,000,000	[1,423,464]

*Excludes the effect of fractional share treatment.

All shares of Series A Preferred Stock that are not present in person or by proxy at the Special Meeting as of immediately prior to the opening of the polls at the Special Meeting will be automatically redeemed in the Initial Redemption. Any outstanding shares of Series A Preferred Stock that were not redeemed pursuant to the Initial Redemption will be redeemed in whole, but not in part, (i) if and when ordered by our Board or (ii) automatically upon the approval of the Reverse Stock Split Amendment effecting the Reverse Stock Split. Please refer to the discussion in the Questions and Answers About the Special Meeting section under “Who is entitled to vote at the Special Meeting, and how many votes do they have?” and “What vote is required to approve each matter and how are votes counted?” for a description of the voting power of the Series A Preferred Stock.

Pursuant to the Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”), each share of Series A Preferred Stock redeemed in any redemption shall be redeemed in consideration for the right to receive an amount equal to $0.10 in cash for each ten (10) whole shares of Series A Preferred Stock that are “beneficially owned” by the “beneficial owner” (as such terms are defined in the Certificate of Designation) thereof as of the applicable redemption time and redeemed pursuant to such redemption, payable upon receipt by the Company of a written request submitted by the applicable holder to our corporate secretary (each a “Redemption Payment Request”) following the applicable redemption time. Such Redemption Payment Request shall (i) be in a form reasonably acceptable to the Company (ii) set forth in reasonable detail the number of shares of Series A Preferred Stock beneficially owned by the holder at the applicable redemption time and include evidence reasonably satisfactory to the Company regarding the same, and (iii) set forth a calculation specifying the amount in cash owed to such holder by the Company with respect to the shares of Series A Preferred Stock that were redeemed at the applicable redemption time.

We are currently authorized to issue a maximum of 500,000,000 shares of our Common Stock. As of the Record Date, there were [71,173,237] shares of our Common Stock issued and outstanding. Although the number of authorized shares of our Common Stock will not change as a result of the Reverse Stock Split, the number of shares of our Common Stock issued and outstanding will be reduced in proportion to the ratio selected by the Board. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance by the amount of the reduction effected by the Reverse Stock Split.

Following the Reverse Stock Split, the Board will have the authority, subject to applicable securities laws, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the Board deems appropriate. Although we consider financing opportunities from time to time, we do not currently have any plans, proposals or understandings to issue the additional shares that would be available if the Reverse Stock Split is approved and effected, but some of the additional shares underlie warrants, which could be exercised or converted after the Reverse Stock Split Amendment is affected.

Effects of the Reverse Stock Split

Management does not anticipate that the Company’s financial condition, the percentage ownership of Common Stock by management, the number of the Company’s stockholders or any aspect of the Company’s business will materially change as a result of the Reverse Stock Split Amendment. Because the Reverse Stock Split Amendment will apply to all issued and outstanding shares of Common Stock and outstanding rights to purchase Common Stock or to convert other securities into Common Stock the proposed Reverse Stock Split Amendment will not alter the relative rights and preferences of existing stockholders, except to the extent the reverse stock split will result in fractional shares, as discussed in more detail below.

The Common Stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split Amendment will not affect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on Nasdaq to the extent it is still listed for trading on Nasdaq (other than to the extent it may facilitate compliance with Nasdaq continued listing standards, if applicable). Following the reverse stock split, the Common Stock is expected to continue to be listed on Nasdaq or OTC Bulletin Board, although it will be considered a new listing with a new Committee on Uniform Securities Identification Procedures, or CUSIP, number.

The rights of the holders of the Common Stock will not be affected by the Reverse Stock Split Amendment, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of the Common Stock immediately prior to the effectiveness of the Reverse Stock Split Amendment will generally continue to hold 2% of the voting power of the outstanding shares of the Common Stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the Reverse Stock Split Amendment (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the Reverse Stock Split Amendment may result in some stockholders owning “odd lots” of less than 100 shares of the Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split Amendment.

Effectiveness of the Reverse Stock Split

The Reverse Stock Split Amendment, if approved by the Company’s stockholders, would become effective upon the filing and effectiveness (the “Effective Time”) of the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, which would take place at the Board’s discretion. The exact timing of the filing of the Reverse Stock Split Amendment, if filed, would be determined by the Board based on its evaluation as to when such action will be the most advantageous to the Company and the Company’s stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time (i) prior to filing the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware and (ii) before the one-year anniversary of the date on which the Reverse Stock Split is approved by the Company’s stockholders at the Special Meeting, the Board, in its sole discretion, determines that it is no longer in the Company’s best interests or the best interests of its stockholders to proceed with the Reverse Stock Split. If our Board does not implement the Reverse Stock Split prior to the one-year anniversary of the date on which the Reverse Stock Split is approved by the Company’s stockholders at the Special Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate and the Reverse Stock Split Amendment to effect the Reverse Stock Split will be abandoned.

Effect on Par Value; Reduction in Stated Capital

The proposed Reverse Stock Split Amendment will not affect the par value of the Company’s stock, which will remain at $0.001 per share of Common Stock and $0.001 per share of Preferred Stock. As a result, the stated capital on the Company’s balance sheet attributable to its Common Stock, which consists of the par value per share of Common Stock multiplied by the aggregate number of shares of Common Stock issued and outstanding, will be reduced in proportion to the reverse stock split ratio selected by the Board. Correspondingly, the Company’s additional paid-in capital account, which consists of the difference between its stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of the Common Stock, will be credited with the amount by which the stated capital is reduced. The Company’s stockholders’ equity, in the aggregate, will remain unchanged.

Book-Entry Shares

If the Reverse Stock Split is effected, stockholders, either as direct or beneficial owners, will have their holdings electronically adjusted by the Company’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee. The Company does not issue physical certificates to stockholders.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in the Reverse Stock Split Proposal, and the Company will not independently provide its stockholders with any such rights.

Fractional Shares

The Company does not intend to issue fractional shares in connection with the Reverse Stock Split. The Company currently anticipates that it will cause its exchange agent to aggregate all fractional share interests following the Reverse Stock Split, sell the aggregated fractional shares interests into the market and allocate and distribute the net proceeds received from such sale (reduced by any customary brokerage fees, commissions and other expenses) among the stockholders who would otherwise hold a fractional share interest as a result of the reverse stock split on a pro rata basis. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment for their fractional share interest is received. After the Reverse Stock Split is effected, a stockholder will have no further interest in the Company with respect to its fractional share interest and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto, except to receive the above-described cash payment. Although the Company will pay any brokerage fees, commissions and other expenses related to the exchange agent’s selling in the open market shares that would otherwise be fractional shares, as described above, such expenses will reduce the cash amounts to be paid to stockholders in lieu of the receipt of fractional shares. Stockholders should be aware that under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Stockholders otherwise entitled to receive such funds, who have not received them, will have to seek to obtain such funds directly from the jurisdiction to which they were paid.

Material U.S. Federal Income Tax Considerations Related to the Reverse Stock Split

The following is a general summary of the material U.S. federal income tax considerations to U.S. holders (as defined below) of the Reverse Stock Split. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. The Company has not sought and will not seek an opinion of counsel or any rulings from the Internal Revenue Service (the “IRS”) with respect to any of the tax considerations discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders that hold Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, U.S. federal estate or gift tax laws, or any tax treaties. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders that may be subject to special rules under U.S. federal income tax laws, including, without limitation:

●	a bank, insurance company or other financial institution;
●	a tax-exempt or a governmental organization;
●	a real estate investment trust;
●	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);
●	a regulated investment company or a mutual fund;
●	a dealer or broker in stocks and securities, or currencies;
●	a trader in securities that elects mark-to-market treatment;
●	a holder of Common Stock that received such stock through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;
●	a person who holds Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;
●	a corporation that accumulates earnings to avoid U.S. federal income tax;
●	a person whose functional currency is not the U.S. dollar;
●	a U.S. holder who holds Common Stock through non-U.S. brokers or other non-U.S. intermediaries;
●	a person subject to Section 451(b) of the Code; or
●	a former citizen or long-term resident of the United States subject to Section 877 or 877A of the Code.

If a partnership, or any entity (or arrangement) treated as a partnership for U.S. federal income tax purposes, holds Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership holding Common Stock should consult its own tax advisor about the U.S. federal income tax consequences of the Reverse Stock Split.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Common Stock that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;
●	a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate, whose income is subject to U.S. federal income tax regardless of its source; or
●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury Regulations to be treated as a United States person.

Tax Consequences of the Reverse Stock Split Generally

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. holder of Common Stock generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Common Stock, as discussed below. A U.S. holder’s aggregate tax basis in the shares of Common Stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Common Stock), and such U.S. holder’s holding period in the shares of Common Stock received should include the holding period in the shares of Common Stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Common Stock surrendered to the shares of Common Stock received in a recapitalization pursuant to the Reverse Stock Split. U.S. holders of shares of Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. holder of Common Stock that receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of Common Stock surrendered that is allocated to such fractional share of Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period for Common Stock surrendered exceeds one year at the effective time of the Reverse Stock Split. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Cash payments received by a U.S. holder of Common Stock pursuant to the Reverse Stock Split may be subject to information reporting and may be subject to U.S. backup withholding (currently at 24%) unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Required Vote

To be approved, Proposal 1 must receive the affirmative vote of a majority of the combined voting power of the issued and outstanding shares of our Common Stock and Series A Preferred Stock entitled to vote at the Special Meeting, voting together as a single class.

Recommendation

The Board recommends that you vote “FOR” the
approval of the Reverse Stock Split Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise provided below, the following table sets forth information regarding beneficial ownership of our Common Stock as of December 1, 2022 and our Series A Preferred Stock as of December [19], 2022 by:

●	each person, or group of affiliated persons, known to us to be the beneficial owner of 5% or more of the outstanding shares of our Common Stock;
●	each of our current directors;
●	our principal executive officer and other most highly compensated executive officer who served during the year ended December 31, 2021, whom, collectively, we refer to as our named executive officers; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our Common Stock. Percentage of beneficial ownership is based on [71,173,237] shares of our Common Stock outstanding as of December 1, 2022 and [71,173.237] shares of Series A Preferred Stock outstanding as of December 1, 2022. In addition, shares of Common Stock subject to options or other rights currently exercisable, or exercisable within 60 days of December [19], 2022, are deemed outstanding and beneficially owned for the purpose of computing the percentage beneficially owned by (i) the individual holding such options, warrants or other rights (but not any other individual) and (ii) the directors and executive officers as a group. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our Common Stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o electroCore, Inc., 200 Forge Way, Suite 205, Rockaway, NJ 07866.

	Shares of Common Stock Beneficially Owned	Shares of Series A Preferred Stock	Percentage of Common Stock(1)	Percentage of Series A Preferred Stock(2)
5% Stockholders:
AWM Investment Company, Inc. (3)	4,655,747	4,655.747	6.50%	6.50%
Directors and Named Executive Officers:
Peter Cuneo(4)	258,824	—	*	*
Joseph P. Errico(5)	4,472,030	3,686.251	6.28%	5.18%
Thomas J. Errico, M.D.(6)	3,405,644	3,152.163	4.79%	4.43%
John P. Gandolfo(7)	235,341	19.000	*	*
Daniel S. Goldberger(8)	1,173,860	382.279	1.65%	*
Julie A. Goldstein (9)	501,879	460.212	*	*
Trevor J. Moody(10)	505,130	467.965	*	*
Thomas M. Patton(11)	216,341	144.510	*	*
Brian Posner(12)	405,824	96.555	*	*
Patricia Wilber (13)	41,667	—	*	*
All current executive officers and directors as a group (10 persons)	9,501,817	6,694.211	13.35%	9.41%

* Less than one percent

(1)	Based on 71,173,237 shares of Common Stock issued and outstanding as of December 1, 2022. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within sixty (60) days of December 1, 2022, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person. Holders of unexercised options and warrants outstanding as of December 1, 2022 are deemed not to be holders of Series A Preferred Stock as of that date.
(2)	All shares of Series A Preferred Stock that are not present in person or by proxy at the Special Meeting as of immediately prior to the opening of the polls at the Special Meeting will be automatically redeemed. The Series A Preferred Stock is entitled to be voted together with the Common Stock as a single class on the Reverse Stock Split Proposal.
(3)	Based on a Schedule 13G filed on February 11, 2022. The address of AWM Investment Company, Inc. is 527 Madison Avenue, Suite 2600, New York, NY 10022.
(4)	Represents 258,824 options to purchase shares of common stock.
(5)	Represents 1,905,703 shares of common stock held directly by Mr. Errico and his individual retirement account; 266,350 shares of common stock held directly by Mr. Errico’s spouse, minor children and a trust for the benefit of Mr. Errico’s spouse and minor children; 246,801 shares of common stock and warrants held for the benefit of Mr. Errico and his spouse, minor children and a trust for their benefit indirectly by CV II, CV IV and certain other entities controlled by Joseph P. Errico and Dr. Thomas J. Errico (the “Other Entities”); and 630,331 options to purchase shares of common stock, 1,607 restricted stock units, and 153,841 deferred stock units held directly by Mr. Errico. Also includes an additional 1,932,687 shares and warrants held by CV II, CV IV, and the Other Entities for the benefit of persons other than Mr. Errico. Mr. Errico serves as a manager of CV II, CV IV, and certain of the Other Entities and has or shares voting control over such shares and warrants with Thomas J. Errico, M.D.
(6)	Represents 1,465,002 shares of common stock held directly by Dr. Errico; 19,454 shares of common stock held directly by a trust for the benefit of Dr. Errico’s family members; 52,661 shares of common stock and warrants held for the benefit of Dr. Errico indirectly by CV II, CV IV, and the Other Entities; and 210,261 options to purchase shares of common stock, and 43,220 deferred stock units held directly by Dr. Errico. Also includes an additional 2,126,827 shares and warrants held by CV II, CV IV, and the Other Entities for the benefit of persons other than Dr. Errico. Dr. Errico serves as a manager of CV II, CV IV, and certain of the Other Entities and has or shares voting control over such shares and warrants with Joseph P. Errico.
(7)	Represents 19,000 shares of common stock and 216,341 deferred stock units.
(8)	Represents 382,279 shares of common stock and 791,581 options to purchase shares of common stock.
(9)	Represents 41,667 deferred stock units and 460,212 shares of common stock.
(10)	Represents 467,965 shares of common stock, 2,834 options to purchase shares of common stock and 34,331 restricted stock units.
(11)	Represents 144,510 shares of common stock, 37,500 restricted stock units and 34,331 deferred stock units.
(12)	Represents 96,555 shares of common stock and 309,269 options to purchase shares of common stock.
(13)	Represents 41,667 restricted stock units.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Special Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

NEXT YEAR’S ANNUAL MEETING

Stockholder Proposals for Inclusion in the Proxy Materials for the 2023 Annual Meeting of Stockholders

For stockholders to present proper proposals (other than nominations of directors) for inclusion in our proxy materials for the 2023 annual meeting of stockholders on a timely basis, the relevant information must be received by the Company’s Corporate Secretary at the principal executive offices of the Company, 200 Forge Way, Suite 205, Rockaway, NJ 07866, on or before June 14, 2023; provided that in the event that the date of the 2023 annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of this year’s annual meeting, the relevant information must be received by the Company no later than the deadline set forth in a public announcement made by the Company, which deadline will be a reasonable time after that public announcement and a reasonable time before the Company begins to print and send its proxy materials for the 2023 annual meeting. All such proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act, regarding the inclusion of the stockholder proposals in company-sponsored proxy materials.

Stockholder Proposals for Consideration at the 2023 Annual Meeting of Stockholders, but not for Inclusion in the Proxy Materials

The Company’s amended and restated bylaws also require advanced notice of any stockholder proposal to be proposed, but not included in our proxy materials for the 2023 annual meeting (other than the nomination of candidates for election as a director). Any stockholder considering such a proposal should carefully review the Company’s amended and restated bylaws, which describe the timing, procedural and substantive requirements for such proposal. Proposals of matters for consideration at the 2023 annual meeting of stockholders, but not for inclusion in the proxy materials, must be received no earlier than August 4, 2023 and no later than September 3, 2023; provided that in the event that the date of the 2023 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of this year’s annual meeting, notice by a stockholder to be timely must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

Director Nominations by a Stockholder without Soliciting Proxies for the 2023 Annual Meeting of Stockholders

The Company’s amended and restated bylaws also require advanced notice of any stockholder proposal for nomination of candidates for election as a director. Any stockholder considering a proposal for nomination of candidates for election as a director should carefully review the Company’s amended and restated bylaws, which describe the timing, procedural and substantive requirements for such proposal. Proposals for director nominations must be received no earlier than August 4, 2023 and no later than September 3, 2023; provided that in the event that the date of the 2023 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of this year’s annual meeting, notice by a stockholder to be timely must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

Director Nominations by a Stockholder Intending to Solicit Proxies for the 2023 Annual Meeting of Stockholders

In addition to satisfying all the requirements under the Company’s bylaws, to comply with the SEC’s new universal proxy rules for the Company’s 2023 annual meeting, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth all of the information required by Rule 14a-19 under the Exchange Act no later than October 3, 2023 provided that the date of the meeting has not changed by more than 30 calendar days. If such meeting date is changed by more than 30 days, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

Householding of Proxy Materials

Some brokers and other nominee record holders may be “householding” our proxy materials. This means a single notice and, if applicable, the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received. We will promptly deliver a separate copy of the notice and, if applicable, the proxy materials and our 2021 annual report to stockholders, which consists of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2021, to you if you write or call us at electroCore, Inc., 200 Forge Way, Suite 205, Rockaway, NJ 07866, Telephone: (973) 290-0097. If you would like to receive separate notices and copies of our proxy materials and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

Annex A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ELECTROCORE, INC.

electroCore, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is electroCore, Inc.

2. The Certificate of Incorporation of the Corporation is amended by adding the following new paragraph to the end of Article IV, Section C:

6. Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Certificate of Incorporation, as amended, pursuant to the Delaware General Corporation Law, each [*1] ([*]) shares of the Common Stock issued immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, $0.001 par value per share (the “New Common Stock”), without any action by the holder thereof (the “Reverse Stock Split”). No fractional shares of New Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a book entry position which formerly represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of New Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of New Common Stock to which such holder would otherwise be entitled multiplied by the closing price per share of the New Common Stock on The Nasdaq Stock Market LLC at the close of business on the date prior to the Effective Time. Each book entry position that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such book entry position shall have been reclassified and combined; provided, that each person holding of record a book entry position that represented shares of Old Common Stock shall receive, a new book entry position evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.

3. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall become effective as of 9:00 a.m., Eastern Time on [ ], 202[].

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [ ]th day of [ ], 202[ ].

By_________________________________ Daniel S. Goldberger Chief Executive Officer

1 Range equals give [5] to fifty [50]